Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No:  333-166225
August 3, 2010

Customers USA Bank SM
99 Bridge Street
Phoenixville, PA 19460

Contacts:
Jay Sidhu, Chairman & CEO 610-301-6476
Richard Ehst, President & COO 484-855-0043

New Century Bank Changes Service Mark to Customers USA Bank

PHOENIXVILLE, PA, August 03, 2010 — Following a recent court ruling directing New Century Bank to discontinue using Customer 1st Bank as a service mark due to potential market confusion with a competitors checking account, the Bank has chosen the new name Customers USA Bank, subject to obtaining necessary legal and regulatory approvals.  “Adopting Customers USA Bank more accurately describes the mission and strategic direction of the Bank, specifically its focus on customers and the Bank’s plans to open branches in strategic markets,” says Jay Sidhu, Chairman and Chief Executive Officer of Customers USA Bank. Currently, branches are open in Pennsylvania and New York. Short-term market plans include expansion of services into Connecticut, New Jersey and Maryland.

According to Sidhu, “We selected Customers USA Bank after reflecting on our successful acquisition of USA Bank in Port Chester, NY, on July 9, 2010. USA rang out as a symbol of the culture of our Bank, our customers and our dedication to pursuing and implementing our ‘new way of banking’ which has resulted in our tripling the Bank’s assets to more than $800 million and raising about $70 million of new capital in little more than a year. Our strategy to take advantage of the void created by the banking crisis looks like it’s paying off. Our goal is to become a multi-billion-dollar-asset community bank with branches in strategic markets.”

Customers USA Bank SM presently operates seven banking and commercial lending offices in Bucks, Chester and Delaware Counties in Pennsylvania.  In August, two new branch offices will open in Wyomissing, Berks County, PA, and Yardley, Bucks County, PA.

“We are dedicated to changing what a customer can expect from a bank. In fact, our success derives from our putting at the forefront the needs of our customers.  We accomplish this goal by consistently doing five things for our customers: We figure out how to make them more money, save them time, save them money, lend them money and protect their money.  Much of our growth comes from customer referrals – people who no longer felt valued at their current bank.  Delivering on our promises has produced excellent results,” says Richard Ehst, President and Chief Operating Officer of Customers USA Bank SM.

“Customers USA Bank will be synonymous with our delivering an entirely new level of high tech, high touch banking convenience and customized service to customers in strategic markets. This new level of banking convenience will include unrivaled benefits such as ‘appointment and concierge banking’ available 12 hours a day / 7 days a week, individualized financial packages, advanced online banking tools including opening accounts on-line and direct access to senior management,” continued Ehst.

About Customers USA Bank

Customers USA Bank SM is the service mark of New Century Bank (the “Bank”).  The Bank is a state-chartered, full-service bank headquartered in Phoenixville, Pennsylvania.  The Bank is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation (FDIC).  With assets of more than $800 million, the Bank provides a full range of banking services to small and medium-sized businesses, professionals, individuals and families through branch locations in Pennsylvania and New York. The Bank is focused on serving its targeted markets with a growth strategy that includes strategically placed branches throughout its market area and continually expanding its portfolio of loans to small businesses and consumers.

The Bank has filed a registration statement on Form S-1 (File no. 333-166225) with the U.S. Securities and Exchange Commission ("SEC") which includes a prospectus for the offer and sale of securities of a potential bank holding company (the “Holding Company”) to shareholders of the Bank in connection with a proposed reorganization of the Bank to a bank holding company structure (the "proposed transaction"), as well as a proxy statement of the Bank for the solicitation of proxies from the Bank's shareholders for use at the Bank's 2010 annual meeting.  The combined prospectus and proxy statement, together with other documents filed by the Holding Company with the SEC, will contain important information about the Bank, the Holding Company and the proposed transaction.  We urge investors and Bank shareholders to read carefully the combined prospectus and proxy statement and other documents filed with the SEC, including any amendments or supplements also filed with the SEC.  Bank shareholders in particular should read the combined prospectus and proxy statement carefully before making a decision concerning the proposed transaction. Investors and shareholders may obtain a free copy of the combined prospectus and proxy statement at the SEC's website at http://www.sec.gov.  Copies of the combined prospectus and proxy statement can also be obtained free of charge by directing a request to New Century Bank, Corporate Secretary, 99 Bridge Street, Phoenixville, PA 19460, or calling (484) 923-2164.

The Bank, the Holding Company and certain of their directors and executive officers may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from shareholders in connection with the proposed transaction.  Information concerning the interests of directors and executive officers is set forth in the combined prospectus and proxy statement relating to the proposed transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended.

“Safe Harbor” Statement

In addition to historical information, this information may contain “forward-looking statements” which are made in good faith by the Bank, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements with respect to the Bank’s strategies, goals, beliefs, expectations, estimates, intentions, financial condition, results of operations, future performance and business.  Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,”  “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement.  These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond the Bank’s control).  Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause the Bank’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.  The Bank cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on the Bank and any such forward-looking statement.  The Bank does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of the Bank.

* Proposed branches are subject to applicable regulatory approvals.  Actual branch openings and timing of such openings will also depend on satisfaction of a variety of other contingencies, including signing of appropriate agreements, completion of any construction work, compliance with any local regulatory matters, and satisfactory staffing arrangements.

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